PORTER BANCORP INC. APPOINTS NEW DIRECTOR

LOUISVILLE, Kentucky -- Porter Bancorp Inc. (Nasdaq: PBIB) announced the recent election of Glenn Hogan as a director of the company. The Porter Bancorp Board of Directors unanimously approved Hogan's appointment at the company's October 19th board meeting.

Hogan's appointment increases the number of Porter Bancorp directors to 7, which includes J. Chester Porter, Maria L. Bouvette, David L. Hawkins, Michael E. Miller, Sidney L. Monroe and Stephen A. Williams.

"Glenn is a welcome addition to the outstanding Porter Bancorp board," said J. Chester Porter, Chairman of Porter Bancorp. "We are fortunate to be able to add a person with strong real estate development experience as well as past community bank experience."

Glenn Hogan is the founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky. Hogan Real Estate provides real estate services for retailers, institutional and private property owners and investors. Hogan has over 20 years of real estate development experience and has developed over 5 million square feet of retail space in the Midwest and Southeast. Mr. Hogan is a Certified Commercial Investment Member and is past president of the Kentucky State CCIM Chapter. He is a graduate of Bellarmine University with a degree in Business Administration. Mr. Hogan is currently a member of the Will Power Foundation and the Crusade for Children organization. Hogan joins Porter Bancorp's board with over 10 years of experience as a director of a community bank in Jefferson County.

Porter Bancorp Inc. is a bank holding company headquartered in Louisville, Kentucky and the seventh largest independent banking organization domiciled in the Commonwealth of Kentucky based on total assets. Through our subsidiary PBI Bank, we operate banking offices in Louisville and 12 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

END OF RELEASE